EXHIBIT 99.1

For Immediate Release: January 30, 2006

Occidental Completes Acquisition of Vintage Petroleum

LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced today it has completed the previously announced acquisition of Vintage Petroleum, Inc. (NYSE: VPI). Under the terms of the merger agreement, Vintage shareholders will receive $20.00 per Vintage share in cash, plus 0.42 Occidental shares per Vintage share. As a result of this transaction, Occidental will issue approximately 28 million shares of Occidental common stock and pay approximately $1.4 billion in cash to former Vintage stockholders. As previously announced, Occidental plans to implement, from time to time, a stock re-purchase program for 9 million Occidental shares in the open market or otherwise.

The acquisition of Vintage Petroleum will further enhance Occidental's holdings in its core areas in Latin America, California and the Middle East. Occidental has classified certain Vintage properties that account for production of approximately 19,000 barrels of oil equivalent per day and, according to estimates provided by Netherland, Sewell & Associates, Inc., yearend proved reserves of approximately 72 million equivalent barrels of oil as "assets held for sale." Occidental expects to close the sale of these assets in the second quarter 2006 and apply the proceeds to reduce the purchase price. Vintage's December 2005 production averaged more than 75,000 barrels of oil equivalent per day.

Forward-Looking Statements

The matters set forth in this press release, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, financial strength, and the competitive ability and position of the combined company, and other statements identified by such words as "will," "estimates," "expects," "hopes," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could significantly affect expected results, including a delay in or failure to obtain required approvals, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration will be greater than expected, the ability to manage regulatory, tax and legal matters, including changes in tax rates, the impact of competition, and other risk factors related to our industries as detailed in each of Oxy's and Vintage's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Oxy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from those set forth in the forward-looking statements.

The SEC limits the ability of oil and natural gas companies, in their filings with the SEC, to disclose reserves other than proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and recoverable reserves, that the SEC's guidelines limit in filings with the SEC.

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Contacts:  Lawrence P. Meriage (media)

           310-443-6562

           Kenneth J. Huffman (investors)

           212-603-8183

           For further analysis of Occidental's quarterly

           performance, please visit the website: www.oxy.com

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